EXHIBIT 10.64

MCI, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

MCI, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I    PURPOSE AND DEFINITIONS

1.01 Purpose. The MCI, Inc. 2003 Employee Stock Purchase Plan, as amended from time to time (“Stock Purchase Plan”), is intended to attract and retain employees of MCI, Inc. (“Company”) and certain subsidiaries by providing them with an opportunity to purchase ordinary shares of stock the Company. The Stock Purchase Plan is intended to qualify as an employee stock purchase under Section 423 of the United States Internal Revenue Code of 1986, as amended (“US Tax Code”), but is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

1.02 Effective Date. The Stock Purchase Plan shall be effective as of the later of (i) the date that all conditions to the plan of reorganization with respect to the Company have been satisfied or (ii) the bankruptcy court has approved the Stock Purchase Plan.

1.03 Definitions. A term defined in the Stock Purchase Plan shall have the meaning ascribed to it wherever it is used herein unless the context indicates otherwise.

ARTICLE II    PARTICIPATION

2.01 Adoption by Subsidiaries. The Company’s Board of Directors may authorize the adoption of the Stock Purchase Plan by one or more subsidiary corporations of the Company (“Participating Subsidiaries”), including subsidiaries in nations other than the United States.

2.02 Eligibility to Participate. You are eligible to participate in an Offering under the Stock Purchase Plan if, as of the first day of such Offering, (i) you are an employee of the Company or a Participating Subsidiary, and (ii) you are scheduled to work more than five (5) months per year and at least twenty (20) hours per week for the Company and its Participating Subsidiaries (as determined by reference to the Company’s employment records), and (iii) you have been employed by the Company or a Participating Subsidiary for a required period (not exceeding two years) as the Committee may determine, in its absolute discretion.

2.03 Participation Agreement. Participation in the Stock Purchase Plan is voluntary with respect to each Offering. To participate in an Offering, you must be eligible and must complete prior to the commencement of the applicable Offering Period an enrollment form provided by the Company (“Participation Agreement”) authorizing payroll deductions from your paycheck. Your Participation Agreement will remain in effect through each consecutive Offering unless you choose to revise or revoke it, or you become ineligible to participate in the Stock Purchase Plan.

2.04 Termination of Your Participation. You may withdraw at any time from any Offering by written notice to the Committee in such form as it may require. Your participation will also end upon your termination of employment with the Company and its parent and subsidiary corporations or when you become ineligible to participate (including by reason of the Company or any Participating Subsidiary terminating its participation in the Stock Purchase Plan).

2.05 Designation of Beneficiary. You shall, by notice to the Committee, designate a person or persons to receive the value of your Account in the event of your death. You may, by notice to the Committee during employment, alter or revoke such designation, subject always to any applicable law. Such notice shall be in such form and shall be executed in such manner as the Committee may determine. If upon your death you have not designated a beneficiary under the Stock Purchase Plan or such beneficiary does not survive you, the value of your Account shall be paid to your estate.

ARTICLE III    CONTRIBUTIONS

3.01 Payroll Deductions. You may accumulate savings to purchase Ordinary Shares of Company stock (“Shares”) in an Offering by authorizing payroll deductions pursuant to a Participation Agreement executed by you prior to the Offering Period, subject to such minimum and maximum limits (expressed in dollars or as a percentage of base salary or base wages) as the Committee may impose. Such savings shall be credited to your Account with respect to the Offering to which they relate. Payroll deductions for an Offering shall commence with the first paycheck you receive during such Offering and shall end with the last paycheck you receive during such Offering. Paychecks will be treated as having been received when they are sent out or otherwise distributed.

3.02 Change in Rate or Suspension of Contributions. You may decrease (and not increase) the rate of your payroll deductions one (1) time during an Offering by notice to the Committee in such form and manner as it requires. In addition, you may, at any time during an Offering, suspend your payroll deductions by notice to the Committee in such form and manner as it requires. Such change shall be effective as of the first pay period thereafter by which the Company is able to process the change.

3.03 Possession of Contributions. All payroll deductions made pursuant to the Stock Purchase Plan shall be held for your benefit and on your behalf by the Company or any custodian selected by the Committee. Such payroll deductions shall constitute your property notwithstanding that they may be commingled with the general assets of the Company or such custodian.

ARTICLE IV    OPTIONS TO ACQUIRE SHARES

4.01 Maximum Number of Shares. The total number of Shares in respect of which options may be granted under the Stock Purchase Plan shall not, when aggregated with the number of Shares issued pursuant to options granted, or capable of issue pursuant to options granted, under the Stock Purchase Plan exceed 2,200,000 shares.1

For the purpose of the limits contained in this Section 4.01:

(a) the number of Shares, if any, issued prior to the time at which such limits are applied shall be adjusted in such manner as the Committee shall consider to be appropriate (subject to confirmation in writing by the Company’s auditors that such adjustment is in their opinion fair and reasonable) in the event of an Issue or Reorganization taking place after the issue of the Shares in question and prior to the time at which such limits are applied. “Issue or Reorganization” shall mean any variation in the share capital of the Company (or any other company whose shares are shares subject to the Stock Purchase Plan) arising from or in connection with a capitalization issue or an offer to the holders of Shares by way of rights or a subdivision, consolidation, reduction or other variation of share capital or implementation by the Company or a demerger which would materially affect the value of an option;

(b) Shares under any option which has been released, cancelled or lapsed without being exercised shall be ignored;

(c) “year” shall mean each fiscal period of twelve months of the Company. If any fiscal period of the Company is materially longer or shorter than 12 months the limits shall be applied with appropriate adjustments; and

(d) nothing which takes place after the grant of an option shall require that option to be treated as in breach of this Section 4.01.

4.02 Offerings. The Company may offer Shares for purchase under the Stock Purchase Plan (“Offering”) for six-month periods beginning on January 1 and July 1 of each calendar year, commencing on January 1, 2004 or such other date as the Committee may determine in its absolute discretion. The Company may make alternative Offerings for different periods, provided that no Offering shall extend for more than 27 months.

[1]	The number of shares is intended to aggregate $55 million based on a stock price of $25 per share.

4.03 Options. Each Offering shall constitute an option to purchase whole Shares at a price per Share equal to 85% of the lesser of (i) the fair market value of a Share on the first day of such Offering or (ii) the fair market value of a Share on the last day of such Offering. The fair market value of a Share on any date shall be its closing price reported by the principal stock exchange on which Shares are traded for such date or for the next earliest date on which Shares were traded.

4.04 Individual Limit on Options. In no event shall the fair market value (measured on the applicable date of grant) of Shares subject to options under the Stock Purchase Plan (and shares of the Company, any parent or subsidiary company subject to options under any other Stock Purchase Plans qualifying under Section 423 of the US Tax Code) during any calendar year exceed, in the aggregate, $25,000 in the aggregate for any individual.

4.05 Purchase of Shares. Unless you have withdrawn or become ineligible prior to the end of an Offering, your accumulated savings shall be automatically applied on the last day of the Offering to purchase whole Shares to the extent feasible in accordance with the Offering. Such purchase shall be treated as the exercise of an option represented by the Offering. Any amount remaining in your Account after such purchase shall be applied to the next Offering. You are not entitled or permitted to make cash payments in lieu of payroll deductions to acquire Shares in an Offering. In no event shall any Shares be purchased pursuant to an Offering more than 27 months after the commencement of the Offering.

4.06 Source of Shares. Shares offered under the Stock Purchase Plan may be authorized and issued Shares purchased in open market transactions by a Broker pursuant to directions from the Committee and at the market price prevailing on the applicable exchange.

4.07 Restriction on 5% Owners. No employee shall be permitted to purchase Shares under the Stock Purchase Plan if, immediately after such purchase, such employee would possess stock having five percent (5%) or more of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, determined by applying the stock ownership rules of Section 424(d) of the US Tax Code.

4.08 Prohibition Against Assignment. Your right to purchase Shares under the Stock Purchase Plan are exercisable only by you and may not be sold, pledged, assigned, surrendered or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, surrender or transfer such rights shall be void and shall automatically cause any purchase rights held by you to be terminated. In such event, the Committee may refund in cash, without interest, all contributions credited to your Account

ARTICLE V    ACCOUNTS

5.01 Establishment of Accounts. The Committee shall cause to be maintained a separate account for each participant (“Account”) to record the amount of payroll deductions with respect to each Offering, and the purchase price for and the number of Shares, credited to such participant. No interest or other earnings shall be credited to any contributions under the Stock Purchase Plan.

5.02 Custody of Shares. The Committee shall select a broker (“Broker”) which shall hold and act as custodian of Shares purchased pursuant to the Stock Purchase Plan. Absent instructions to the contrary from a participant, certificates for Shares purchased will not be issued by the Broker to a participant.

5.03 Voting of Shares. You may direct the Broker as to how to vote the full Shares credited to your Account.

ARTICLE VI    DISBURSEMENTS FROM ACCOUNT

6.01 Withdrawal of Contributions. Upon your withdrawal from any Offering, all or any designated portion of the contributions credited to your Account with respect to such Offering shall be disbursed, without interest, to you.

6.02 Withdrawal of Shares. You may at any time withdraw all or any number of whole Shares credited to your Account under the Stock Purchase Plan by directing the Broker to cause your Shares to be (i) issued as certificates in your name (subject to the charges described in Paragraph 7.03 of the Stock Purchase Plan) or (ii) sold and the net proceeds (less applicable commissions and other charges) distributed in cash to you. You may also direct the Broker to cause Shares to be transferred to another brokerage account of yours, provided the Shares are held by you for at least two (2) years following the first day of the Offering pursuant to which the Shares were acquired or such other period as the Committee may determine in its sole discretion.

6.03 Distribution Upon Termination. Upon termination of your participation in the Stock Purchase Plan as a whole prior to the expiration of all Offerings thereunder, all contributions and Shares credited to your Account shall be disbursed to and as directed by you in accordance with the Stock Purchase Plan. All contributions credited to your Account that have not been applied to the purchase of Shares shall be returned to you without interest, unless such termination coincides with the expiration of an Offering and Shares are purchased accordingly. Shares credited to your Account shall, in accordance with instructions to the Broker from you and at your expense, be distributed in the same manner as permitted upon any withdrawal.

6.04 Failure to Provide Directions. If within ninety (90) days after you have withdrawn from the Stock Purchase Plan you have not notified the Broker of your instructions as set forth herein, the Committee shall direct the Broker to issue Shares in your name and deliver the same to you at your last known address.

6.05 Sale of Shares. If you elect to receive the proceeds from the sale of your Shares, the amount payable shall be determined by the Broker based upon the last reported bid price on the proceeds of the sale of your Shares at the last price quoted on the principal stock exchange on which such shares are traded, less any applicable commissions, fees and charges. The Broker, acting on your behalf, shall take such action as soon as practicable, but in no event later than five (5) business days after receipt of notification from you. The Company assumes no responsibility in connection with such transactions, and all commissions, fees or other charges arising in connection therewith shall be borne directly by you. The amount thus determined shall be paid in a lump sum to you.

6.06 Unpaid Leave of Absence. Unless you withdraw from the Stock Purchase Plan, Shares will be purchased with contributions to your Account on the last day of the Offering following the commencement of an unpaid leave of absence, unless your employment terminates prior to that time. The number of Shares purchased will be determined by applying the amount of your contributions prior to such leave of absence. Upon your return to work following an unpaid leave of absence, payroll deductions shall resume at the rate in effect at the commencement of the leave of absence.

ARTICLE VII    ADMINISTRATION AND EXPENSES

7.01 Committee. The Stock Purchase Plan shall be administered by the Committee, which shall consist of such members as determined by the Company. The Committee shall interpret and apply the provisions of the Stock Purchase Plan in its good faith discretion, and the Committee’s decision is final and binding. The Committee may establish rules for the administration of the Stock Purchase Plan.

7.02 Expenses for Purchase of Shares. The Company shall pay brokerage commissions, fees and other charges, if any, incurred for purchases of Shares with payroll deductions made under the Stock Purchase Plan.

7.03 Expenses to Sell or Transfer Shares. All brokerage commissions, fees or other charges in connection with any sale or other transfer of your Shares shall be paid by you. In addition, any charges by the Broker in connection with your request to have certificates representing Shares registered in your name shall be paid by you.

7.04 Post-Termination Expenses. Upon your termination of employment or your withdrawal from the Stock Purchase Plan for any other reason, all commissions, fees and other charges thereafter relating to your Account will be your responsibility.

ARTICLE VIII    MERGERS AND OTHER SHARE ADJUSTMENTS

8.01 Mergers or Other Consolidations. In the event that the Company is a party to a sale of substantially all of its assets, or a merger or consolidation, outstanding options to purchase Shares under the Stock Purchase Plan shall be subject to the agreement of sale, merger consolidation. Such agreement, without the consent of any participant, may provide for:

(a) the continuation of such outstanding options by the Company (if the Company is the surviving corporation);

(b) the assumption of the Stock Purchase Plan and such outstanding options by the surviving corporation or its parent;

(c) the substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding options, including the substitution of shares of common stock of the surviving corporation with such appropriate adjustments so as not to enlarge or diminish the rights of participants;

(d) the cancellation of such outstanding Options without payment of any consideration other than the return of contributions credited to participants’ Accounts, without interest; or

(e) the shortening of the Offering Period and any Offering then in progress by setting a new last day of the Offering (the “New Purchase Date”). The New Purchase Date shall be before the date of the proposed sale, merger or consolidation. Each participant will be notified in writing that the last day of the Offering has been changed to the New Purchase Date and that the applicable number of Shares will be purchased automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Stock Purchase Plan as provided in Paragraph 6.01 of the Stock Purchase Plan.

8.02 Adjustments to Shares or Options. In the event of a subdivision of the outstanding common stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the fair market value of the Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board of Directors shall make appropriate adjustments so as not to enlarge or diminish the rights of participants, in one or more of (i) the aggregate number of Shares available for purchase under the Stock Purchase Plan, (ii) the aggregate number of Shares subject to purchase under outstanding options or (iii) the purchase price per Share under each outstanding option.

ARTICLE IX    AMENDMENT AND TERMINATION

9.01 Authority. The Board of Directors of the Company may at any time terminate or amend the Stock Purchase Plan in any respect, including, but not limited to, terminating the Stock Purchase Plan prior to the end of an Offering Period or reducing the term of an Offering Period; provided, however, that the aggregate number of Shares subject to purchase under the Stock Purchase Plan shall not be increased without approval of the Company’s shareholders.

9.02 Termination of the Stock Purchase Plan. The Stock Purchase Plan and all rights of participants to purchase any Shares hereunder shall terminate at the earlier of the conclusion of the last Offering Period authorized herein, or as otherwise determined by and at the discretion of the Company.

9.03 Distributions on Stock Purchase Plan Termination. Upon termination of the Stock Purchase Plan at the end of an Offering Period, Shares shall be issued to participants, and cash, if any, remaining in the Accounts of the participants, shall be refunded to them. Upon termination of the Stock Purchase Plan prior to the end of an Offering Period, all amounts not previously applied to the purchase of Shares shall be distributed to you, as if the Stock Purchase Plan had terminated at the end of an Offering Period

9.04 Effect on Broker. No amendments to the Stock Purchase Plan which affects the responsibilities or duties of the Broker shall be effective without the agreement and approval of the Broker.

ARTICLE X MISCELLANEOUS

10.01 Joint Ownership. Shares may be registered in the name of the participant, or, if he or she so designates, in his or her name jointly with his or her spouse, with a right of survivorship.

10.02 No Employment Rights. The Stock Purchase Plan shall not be deemed to constitute a contract of employment between the Company and you, nor shall it interfere with the right of the Company to terminate you and treat you without regard to the effect which such treatment might have upon you under the Stock Purchase Plan.

10.03 Tax Withholding. The Company shall withhold from amounts to be paid to you as wages, any applicable Federal, state or local withholding or other taxes which it is from time to time required by law to withhold.

10.04 Compliance with Laws. The Company, in its discretion, may extend the period during which participants in any Offering may withdraw from participation in such Offering, postpone the date of the purchase and sale of Shares pursuant to any Offering or direct the Broker to delay the issuance of any certificate representing Shares in the name of any person or the delivery of Shares to any person if the Company determines that the taking of such action is necessary or desirable to comply with any applicable laws or the listing or other requirements of any national securities exchange or to obtain the consent or approval of any governmental regulatory body or self-regulatory organization as a condition of, or in connection with, the sale or purchase of Shares under the Plan, until such registration, qualification, listing, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

The Company may endorse on certificates representing Shares purchased under the Stock Purchase Plan with a legend referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

10.05 Governing Law. The Stock Purchase Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware and without regard to the conflict of laws principles of such state.

MCI, INC.

By:
Name:
Title: